Exhibit 99.1

News Release

Investor Contacts:

Stan Finkelstein

Investor Relations

(925) 290-4321

ir@formfactor.com

FormFactor Completes Acquisition of Cascade Microtech

Increasing Scale and Diversification; Accelerating Earnings Growth

LIVERMORE, CA—June 24, 2016—FormFactor, Inc. (NASDAQ: FORM), today announced that it has completed the acquisition of Beaverton, Oregon-based Cascade Microtech, Inc.

“By completing the acquisition of Cascade Microtech, FormFactor transforms into a broader test and measurement market leader with significant scale and increased diversification,” said Mike Slessor, FormFactor’s President and Chief Executive Officer. “Against a robust demand environment for the combined company’s products and technologies, we will benefit from significant financial synergies, driving improved gross margins, profitability and earnings accretion on a non-GAAP basis in the second half of 2016 and beyond,” added Slessor.

Ray Link to Join Board of Directors

In conjunction with this acquisition, FormFactor is appointing Mr. Ray Link to its board of directors, effective June 27, 2016. Mr. Link, formerly a member of the Cascade Microtech’s board of directors, brings his significant financial and operational management experience with publicly held companies in the technology sector. He also currently serves on the board of directors of Electro Scientific Industries, Inc., and nLight Corporation.

Additional Transaction Details

The former shareholders of Cascade Microtech approved of the transaction on June 23, 2016. At the effective time of the acquisition, the outstanding shares of Cascade Microtech common stock were each cancelled and converted into the right to receive $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock. The total consideration payable on the cancelled shares consists of approximately 10.5 million shares of FormFactor common stock and approximately $255.9 million in cash to former Cascade Microtech shareholders. As a result of the acquisition, Cascade Microtech shares will cease to be traded on the NASDAQ Global Market effective today, June 24, 2016.

In connection with the acquisition, FormFactor entered into a Credit Agreement with HSBC Bank USA, National Association, as administrative agent, co-lead arranger, sole bookrunner and syndication agent, and other lenders that may from time to time be a party to the Credit Agreement. Pursuant to the Credit Agreement, the lenders have provided FormFactor with a senior secured term loan facility of $150 million to finance a portion of the cash used to complete the transaction and pay fees and expenses related to the facility.

Needham & Company, LLC, acted as financial advisor and Davis Polk & Wardwell LLP acted as legal counsel to FormFactor. Stifel, Nicolaus & Company, Incorporated, acted as financial advisor and Perkins Coie LLP acted as legal counsel to Cascade Microtech.

About FormFactor:

FormFactor, Inc. (NASDAQ: FORM), helps semiconductor manufacturers test the integrated circuits (ICs) that power consumer mobile devices, as well as computing, automotive and other applications. The company is one of the world’s leading providers of essential wafer test technologies and expertise, with an extensive portfolio of high-performance probe cards for DRAM, Flash and SoC devices. Customers use FormFactor’s products and services to lower overall production costs, improve their yields and enable complex next-generation ICs. The company services its customers from a network of facilities in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

FormFactor, and the FormFactor logo, are registered or unregistered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

About Cascade:

Cascade Microtech, Inc., is a worldwide leader in precision contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards, advanced thermal subsystems and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to FormFactor’s future financial and operating results, FormFactor’s plans, strategies and objectives of FormFactor for future operations, and the anticipated results of the acquisition by FormFactor of Cascade Microtech. These statements are based on management’s current expectations and beliefs as of the date hereof, and are subject to a number of factors and uncertainties, many of which are beyond FormFactor’s and Cascade Microtech’s control, that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, expected financial synergies, gross margins, profitability and earnings accretion on a non-GAAP basis; future financial and operating results; benefits of the transaction to customers, shareholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand customer and partner relationships; the plans, strategies and objectives of FormFactor for future operations; the expected development, performance, market share or competitive performance relating to FormFactor’s products and services; and other statements regarding FormFactor’s business and the transaction. Forward-looking statements may contain words such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend” and “continue,” the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of FormFactor to realize the benefits of its acquisition of Cascade Microtech; FormFactor’s ability to remain in compliance with the terms of the Credit Agreement; FormFactor’s ability to manage its outstanding debt; unexpected changes in demand for FormFactor’s products; seasonal industry trends; risks to FormFactor’s ability to realize further operational efficiencies, to realize sustainable profitability, to achieve its growth objectives and to meet customer demand for FormFactor’s products; changes in the market and macro-economic environments and other factors, including those set forth in the most current Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed by FormFactor and Cascade Microtech with the U.S. Securities and Exchange Commission (the “SEC”), under the caption “Risk Factors” and elsewhere. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of FormFactor. Unless required by law, FormFactor is under no obligation (and expressly disclaims any such obligation) to update or revise its forward-looking statements whether as a result of new information, future events, or otherwise.

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